Exhibit 2.1

PURCHASE AGREEMENT

By and among

Tropicana las vegas, inc.,
a Nevada corporation, as Seller,

PENN NATIONAL GAMING, INC.,
a Pennsylvania corporation, as Seller Parent,

GLP Capital, L.P.,

a Pennsylvania limited partnership,

GOLD MERGER SUB, LLC,

a Delaware limited liability company,

and

PA MEADOWS, LLC,

a Delaware limited liability company,

collectively, as Purchaser,

TROPICANA LV LLC,

a Delaware limited liability company,

as Assignee,

and

solely for the purposes of Sections 7.4,

GAMING AND LEISURE PROPERTIES, INC.,

a Pennsylvania corporation,

as Purchaser Parent

Dated as of: April 16, 2020

i

ii

Exhibits

Exhibit A	Legal Description

Exhibit B	Form of Assignment of Membership Interests Agreement

Exhibit C-1	Form of Title Affidavit

Exhibit C-2	Form of Non-Imputation Affidavit

Exhibit D	Form of Lease

Exhibit E	Form of Notice

Exhibit F	Seller Disclosure Schedule

iii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 16, 2020 (the “Effective Date”), by and among TROPICANA LAS VEGAS, INC., a Nevada corporation (“Seller”), PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Seller Parent” and, together with Seller, each a “Seller Party” and, collectively, the “Seller Parties”), GLP Capital, L.P., a Pennsylvania limited partnership (“GLP”), GOLD MERGER SUB, LLC, a Delaware limited liability company (“Gold Merger Sub” ), PA Meadows, LLC, a Delaware limited liability company (“Meadows” and, together with GLP and Gold Merger Sub, collectively, “Purchaser”), TROPICANA LV LLC, a Delaware limited liability company (“Assignee” and, together with GLP, Gold Merger Sub and Meadows, each a “Purchaser Party” and, collectively, the “Purchaser Parties”) and, solely for the purposes of Section 7.4, GAMING AND LEISURE PROPERTIES, INC., a Pennsylvania corporation (“GLPI”).

R E C I T A L S

WHEREAS, Seller has conveyed, transferred and assigned to Tropicana Land LLC, a Nevada limited liability company (the “Company”), and the Company has accepted and assumed from Seller, the Property (as hereinafter defined);

WHEREAS, the Company is the owner of a fee simple interest in the Property;

WHEREAS, Seller owns all of the issued and outstanding equity interests in the Company (the “Membership Interests”);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Membership Interests upon the terms, and subject to the conditions, set forth in this Agreement;

WHEREAS, Assignee is an affiliate of Purchaser and Purchaser will derive material benefit from the assignment of the Membership Interests to Assignee pursuant to this Agreement;

WHEREAS, Seller Parent will derive substantial economic benefit from the consummation of the transactions contemplated by this Agreement; and

WHEREAS, at Closing, Assignee shall cause the Company to lease the Property to Tenant (as hereinafter defined) pursuant to the Lease (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, the parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.1            Defined Terms.

“Affiliates” of any specified Person shall mean any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Business” shall mean the business operated by the Business Entities at the Property as of immediately prior to the Closing.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which federal government offices in New York, New York are closed, or any day on which banking institutions located in New York, New York are required or authorized by law or executive order to close.

“Business Entities” shall mean the Tropicana Las Vegas Hotel and Casino, Inc. and each of its Subsidiaries.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Contract” shall mean any legally binding agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject.

“Control” shall mean, when used with respect to any specific Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, beneficial interests, by contract or otherwise. The definition is to be construed to apply equally to variations of the word “Control,” including “Controlled,” “Controlling” or “Controlled by.”

“Current Use” and “Currently Used” shall mean the use of the Property for Gaming and/or pari-mutuel activities consistent with the use of the Property (including its hotel and casino components) prior to the commencement of the current ongoing COVID-19 epidemic, together with all ancillary uses consistent with gaming use and operations, including hotel, restaurants, bars, etc.

“Encumbrances” shall mean Liens, covenants, conditions, restrictions, agreements, easements, title defects, options, rights of first offer, rights of first refusal, restrictions on transfer, rights of other parties, limitations on use, limitations on voting rights, or other encumbrances of any kind or nature, in each case whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Environmental Condition” shall mean any condition with respect to soil, surface water, groundwater, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium on, at or under any portion of the Property, that could or does result in any Losses relating to Hazardous Substances under Environmental Laws to or against Seller or Purchaser, including, without limitation, any such condition resulting from the operation of the Business and/or the operation of the business of any other property owner or operator in the vicinity of any portion of the Property and/or any activity or operation formerly conducted by any Person on or off any portion of the Property.

“Environmental Laws” shall mean any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment (including, without limitation, the preservation, remediation or protection thereof), pollution, natural resources, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Safe Drinking Water Act.

“Environmental Liability” shall mean any and all Liabilities (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to requests for information or documents, clean-up, corrective action or remediation fees or costs), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or Governmental Authority, under, pursuant to or relating to any Environmental Law, or arising from or relating to Environmental Conditions relating to the Property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Fixtures” shall mean all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Improvements (excluding Gaming Equipment, regardless of the manner of attachment).

“GAAP” shall mean United States generally accepted accounting principles.

“Gaming” means casino, race track, racing, video lottery terminal, or other gambling activities, including, but not limited to, the operation of slot machines, video lottery terminals, table games, pai gow poker, pari-mutuel wagering, sports wagering or other applicable types of wagering.

“Gaming Approvals” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued or required to be issued by any Gaming Authority necessary for or relating to the execution of this Agreement and/or the conduct of activities by any party hereto or any of its Affiliates, including, without limitation, the continued ownership, operation, management and development of the Property and/or the Business.

“Gaming Authority” shall mean those federal, state, local and other governmental, regulatory, permitting and administrative authorities, agencies, boards and officials responsible for, or involved in, the regulation of Gaming or similar activities or the sale of liquor in the State, and all state and local regulatory, permitting and licensing bodies with authority over Gaming and liquor in the State and its political subdivisions.

“Gaming Equipment” means any and all gaming devices (as defined in the Gaming Laws), gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems (as defined in the Gaming Laws), electronic betting systems, interactive gaming systems (as defined in the Gaming Laws), inter-casino linked systems (as defined in the Gaming Laws), on-line slot metering systems, and associated equipment (as defined in the Gaming Laws), together with all improvements and/or additions thereto, in each case, which are located at the Property and used or usable in the gaming operations conducted at the Property.

“Gaming Laws” shall mean all Legal Requirements pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over Gaming or racing or similar activities or the sale of liquor, including, without limitation, the Nevada Gaming Control Act, as codified in Nevada Revised Statutes Chapter 463, the regulations promulgated thereunder, and the Clark County Code.

“GLP Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of October 28, 2013, by and among GLP Capital, L.P. (as successor-by-merger to GLP Financing, LLC), JPMorgan Chase Bank, N.A., as administrative agent, the several banks and other financial institutions or entities from time to time parties thereto, and the various other parties thereto, as amended, amended and restated, supplemented or otherwise modified from time to time, including pursuant to that certain (i) Amendment No. 1 to the Credit Agreement, dated as of July 31, 2015, (ii) Amendment No. 2 to the Credit Agreement, dated as of May 21, 2018, (iii) Amendment No. 3 to the Credit Agreement, dated as of October 10, 2018, (iv) Amendment No. 4 to the Credit Agreement, dated as of March 1, 2019, and (v) Amendment No. 5 to the Credit Agreement, dated as of March 30, 2020.

“GLP Existing Indenture” shall mean that certain Indenture, dated as of October 30, 2013, by and among GLP and GLP Financing II, Inc., as issuers, Gaming and Leisure Properties, Inc., as parent guarantor and Wells Fargo Bank, National Association, as trustee, as amended, amended and restated, supplemented or otherwise modified from time to time, including pursuant to that certain (i) Officer’s Certificate, dated as of October 30, 2013, (ii) Officer’s Certificate, dated as of October 31, 2013, (iii) First Supplemental Indenture, dated as of March 28, 2016, (iv) Second Supplemental Indenture, dated as of April 28, 2016, (v) Third Supplemental Indenture, dated as of April 28, 2016, (vi) Fourth Supplemental Indenture, dated as of May 21, 2018, (vii) Fifth Supplemental Indenture, dated as of May 21, 2018, (viii) Sixth Supplemental Indenture, dated as of May 21, 2018, (ix) Seventh Supplemental Indenture, dated as of September 26, 2018, (x) Eighth Supplemental Indenture, dated as of August 29, 2019 and (xi) Ninth Supplemental Indenture, dated as of August 29, 2019.

“Governmental Authority” shall mean any Gaming Authority or domestic, federal, territorial, state or local government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over the Property.

“Governmental Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Substances in, on, under, about, or from the Property or any part thereof into the environment.

“Hazardous Substances” shall mean: any (i) chemicals, materials or substances that are regulated or listed as or included in the definition of “hazardous”, “toxic”, “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants” or “pollutants” under any Environmental Law, (ii) asbestos, (iii) radioactive substances, and (iv) any petroleum products of any kind, including petroleum (including derivatives thereof), fuel oil, diesel fuel, gasoline, kerosene and used oil, and shall include, without limitation, polychlorinated biphenyls, lead-based paint, asbestos or asbestos-containing materials, and mold, mildew or fungi, in each case to the extent regulated by any Environmental Laws.

“Improvements” shall mean all buildings, structures, Fixtures and other improvements of every kind now or hereafter located on the Land, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Seller has obtained any interest in such utility pipes, conduits and lines), parking areas and roadways appurtenant to such buildings and structures.

“IRS” shall mean the Internal Revenue Service.

“Land” shall mean the parcel of real property located at 3801 South Las Vegas Boulevard, Las Vegas, Nevada 89109 and more particularly described on Exhibit A hereto.

“Legal Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced or brought by (i) any Governmental Authority, or (ii) any Person, and conducted by, or heard by or before or otherwise involving, any Governmental Authority, arbitrator or court of law.

“Legal Requirements” shall mean any law, common law, statute, ordinance, executive order, rule, regulation, order, judgment, administrative order, decree, directive, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, of any Governmental Authority.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other charge on or affecting the Property, any portion thereof or any direct or indirect, legal or beneficial, interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing.

“Losses” shall mean any and all losses, liabilities, obligations, damages, claims and expenses, including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements related thereto.

“Ordinary Course of Business” shall mean any action taken by a Person if such action is generally consistent with such Person’s past practices or industry standards for properties generally comparable to the Property or businesses generally comparable to the Business, and is taken in the ordinary course of such Person’s normal day-to-day operation.

“Penn Credit Agreements” shall mean that certain Amended and Restated Credit Agreement, dated as of January 19, 2017, among Seller Parent, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, as amended, amended and restated, supplemented or otherwise modified from time to time, including pursuant to that certain (i) First Amendment, dated as of February 23, 2018 and (ii) Incremental Joinder Agreement No. 1, dated as of October 15, 2018.

“Permitted Encumbrances” shall mean each of the following: (i) all present and future zoning, building, land use, air rights, municipal, environmental and other laws, ordinances, codes, restrictions and regulations of all Governmental Authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any; (ii) all mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens identified in the Title Commitment and all inchoate Liens in favor of such persons for amounts which are not yet due or payable, and all Liens for unpaid real estate Taxes and water and sewer charges not due and payable as of the Closing Date; (iii) all covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property which are either (A) presently existing or (B) granted to a public utility in the ordinary course; provided that the same shall not have a material adverse effect on the use of the Property for the continued operation of the Business; (iv) possible minor encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, or any adjoining property; (v) minor variations between Tax lot lines and lines of record title; (vi) the Lease; (vii) all matters shown on the Survey; (viii) all matters that an accurate updated survey of the Property would show, (ix) all covenants, restrictions, rights, easements, agreements and other encumbrances and matters, whether or not of record, so long as the same shall not have any material adverse effect on the continued use of, and/or access to and from, the Property in the manner the Property is Currently Used and accessed; (x) all matters set forth on Schedule 1.1(a)(x) attached hereto, (xi) all Encumbrances released at or prior to the Closing; (xii) the rights of those counterparties under the contracts listed on Schedule 5.1(c)(ii) attached hereto; (xiii) all matters created by, through or under Purchaser and (xiv) transfer restrictions under applicable securities laws.

“Person” shall mean any natural person, partnership, corporation, association, limited liability company, trust or any other legal entity.

“Property” shall mean: (a) the Land; (b) the Improvements; (c) all appurtenances, rights, privileges and easements now or hereafter appertaining to the Land and the Improvements and (d) all right, title and interest of Seller, with respect to the Land and the Improvements, in and to the land lying in the streets, avenues, ways, and roads in front of and adjoining such parcel.

“Records” shall mean all books, data and records (including Word files, Excel files, Power Point files and other electronic versions thereof) related to the operation of the Property (but excluding those related solely to the operation of the Business) in possession or control of Seller or its Affiliates, and located at the Property, excluding emails but including financial and accounting records, contracts, calendars, regulatory surveys and reports, and all blueprints, construction and architects’ plans and drawings, and all engineering data and reports, but excluding, however, the following (collectively, the “Proprietary Records”): all customer lists, referral source lists, advertising and marketing materials, and any other records, reports and materials containing any other similar proprietary information unrelated in any material respect to the Property and relating to Seller’s customers, referral sources or advertising strategies and the Business, and excluding all financial and accounting records, contracts, calendars, regulatory surveys and reports, incident tracking reports and competitive analyses relating to new or potential competitive threats to the Business, all policy and procedure manuals relating to the Business, all records and reports relating to any or all gaming, casino, food, beverage, retail and other operations at the Property pertaining primarily to the Business and unrelated in any material respect to the Property.

“Release” shall mean, with respect to Hazardous Substances, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air or any environmental medium at, or under any portion of the Property.

“Rent” shall mean, collectively, (i) “Rent” as defined in that certain Master Lease, by and between GLP and Penn Tenant, LLC, dated November 1, 2013, as amended, modified or supplemented from time to time (the “Penn Master Lease”), (ii) “Rent” as defined in that certain Master Lease, dated April 28, 2016, by and between Gold Merger Sub and Pinnacle MLS, LLC, as amended, modified or supplemented from time to time (the “Pinnacle Master Lease”), and (iii) “Rent” as defined in that certain Lease, dated as of September 9, 2016, by and between PA Meadows LLC, WTA II, Inc., and CCR Pennsylvania Racing, Inc., collectively as lessor, and PNK Development 33, LLC, as lessee, as amended, modified or supplemented from time to time (the “Meadows Lease”).

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal laws then in force.

“Seller Permits” shall mean, collectively, all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals issued by Governmental Authorities (including all Gaming Approvals) required for the operation of the Business in accordance with all applicable Legal Requirements and/or the ownership, maintenance and operation of the Property for the Business in accordance with all applicable Legal Requirements, including, without limitation, such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals as are currently in place for the Property and/or the Business.

“Seller’s Knowledge” shall mean the actual present knowledge of the individuals listed on Schedule 1.1(b) attached hereto (the “Seller Knowledge Parties”), upon reasonable inquiry and investigation of the matter in question, which shall not require the Seller Knowledge Parties to commission any third-party reports, investigations or studies.

“State” shall mean the State of Nevada.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Survey” shall mean the ALTA/ASCM Survey of the Property prepared by GCW and stamped as of December 11, 2019.

“Tax” or “Taxes” shall mean any and all Federal, state, local and foreign taxes, and other levies, fees, charges or assessments in the nature of a tax (whether imposed directly or through withholding), including any interest, additions to tax, or penalties imposed with respect thereto.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof or otherwise with respect to Taxes.

“Taxing Authority” shall mean any Governmental Authority responsible for the administration or the imposition or any Tax.

“Tenant” shall mean Seller.

“Threat of Release” shall mean a substantial likelihood of a Release that requires action to prevent or mitigate damage to the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding any portion of the Property that may result from such Release.

“Title Commitment” shall mean that certain commitment for title insurance issued by Fidelity National Title Insurance Company as of March 16, 2019 as File No. PHI200853.

“Title Company” shall mean Fidelity National Title Group.

“Transfer Tax Returns” shall mean the returns, affidavits, forms, declarations and other documents required in connection with Transfer Taxes.

“Transfer Taxes” shall mean any documentary, stamp, transfer, use, registration or recording Taxes or other similar Taxes.

“Utility Deposits” shall mean all right, title and interest of Seller in and to all deposits delivered by Seller to utilities, governmental agencies, suppliers or others in connection with the Property or any portion thereof.

“Violations” shall mean any and all violations of law or municipal ordinances, orders or requirements issued by the departments of buildings, fire, labor, health or other federal, state, county, municipal or other departments and governmental agencies having jurisdiction against or affecting the Property whenever noted or issued.

Section 1.2            Other Definitional Provisions. The terms “hereof,” “hereto”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement generally, rather than to the Section in which such term is used, unless otherwise specifically provided. Unless the context otherwise requires, any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. Any reference to an Exhibit or a Schedule shall be deemed a reference to the Exhibits and Schedules to this Agreement, unless otherwise specifically provided. All Exhibits and Schedules to this Agreement are hereby incorporated into, and form a part of, this Agreement.

Term	Section
Acquiror	Section 7.2(a)
Agreement	Preamble
AML Laws	Section 5.1(j)
Assignee	Preamble
Assumed Debt	Section 7.2(a)
Base Survival Period	Section 9.1(a)
Broker	Section 7.2(a)
Broker Fees	Section 7.2(a)
CLAIMS	Section 5.2
Closing	Section 3.1
Closing Costs	Section 3.5(b)
Closing Date	Section 3.1
Company	Recitals
Company Entity Document	Section 5.1(m)(v)
Damages	Section 9.2(a)
Debt Payoff Amounts	Section 7.2(a)
Effective Date	Preamble
Evidence of Authorization	Section 3.4
Fundamental Representation	Section 9.1(a)

Term	Section
Fundamental Representations	Section 9.1(a)
Fundamental Survival Period	Section 9.1(a)
GLP	Preamble
GLPI	Preamble
Gold Merger Sub	Preamble
Indemnified Party	Section 9.3
Indemnifying Parties	Section 9.3
Indemnifying Party	Section 9.3
Lease	Section 3.2(a)(vi)
Lease Indemnity	Section 9.2(a)
Licensed Parties	Section 5.1(f)
Lists	Section 5.1(i)
Meadows	Preamble
Meadows Lease	Section 1.1
Membership Interests	Recitals
Non-Imputation Affidavit	Section 3.2(a)(v)
Notice	Section 9.3
Occupancy Agreements	Section 5.1(c)
OFAC	Section 5.1(i)
Order	Section 5.1(i)
Orders	Section 5.1(i)
Patriot Act	Section 5.1(j)
Penn Master Lease	Section 1.1
Pinnacle Master Lease	Section 1.1
Proprietary Records	Section 1.1
Purchase Price	Section 2.2
Purchaser	Preamble
Purchaser Indemnified Parties	Section 9.2(a)
Purchaser Indemnified Party	Section 9.2(a)
Purchaser Parties	Preamble
Purchaser Party	Preamble
Purchaser Representations	Section 9.1(b)
Rent Credits	Section 2.3
Reporting Broker	Section 3.5(c)
Sale	Section 2.1
Sale Documentation	Section 7.2(a)
Sale Period	Section 7.2(a)
Sale Process	Section 7.2(a)
Sale Transaction	Section 7.2(a)
Seller	Preamble
Seller Disclosure Schedule	Section 5.1
Seller Indemnified Parties	Section 9.2(b)
Seller Indemnified Party	Section 9.2(b)
Seller Knowledge Parties	Section 1.1
Seller Parent	Preamble

Term	Section
Seller Parent Proceeds	Section 7.2(a)
Seller Parties	Preamble
Seller Party	Preamble
Seller Party Indemnity	Section 9.2(a)
Seller Representations	Section 9.1(a)
Settlement Statement	Section 3.2(a)(iv)
Survival Period	Section 9.1(b)
Taxes and Expenses	Section 7.2(a)
Third Party Claim	Section 9.4(a)
Title Affidavit	Section 3.2(a)(v)
Title Policy	Section 2.5(a)
Total Proceeds	Section 7.2(a)
Transfer	Section 10.17
TRS	Section 6.1(a)

Article 2

PURCHASE AND SALE OF PROPERTY; PURCHASE PRICE; PAYMENT

Section 2.1            Purchase and Sale of Property. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall convey, sell, transfer and assign to Purchaser and Purchaser shall purchase, accept and assume from Seller, the Membership Interests, free and clear of all Encumbrances other than Permitted Encumbrances (the “Sale”); provided that Purchaser hereby elects to assign its rights in the Membership Interests to Assignee and directs Seller to transfer the Membership Interests directly to Assignee.

Section 2.2            Purchase Price. The purchase price (the “Purchase Price”) of the Membership Interests shall be an amount equal to three hundred seven million five hundred thousand dollars ($307,500,000).

Section 2.3            Payment. The Purchase Price shall be payable in the form of credits against Rent equal to three hundred seven million five hundred thousand dollars ($307,500,000) granted by Purchaser to Seller Parent or its designee (the “Rent Credits”), which Rent Credits shall be applied to offset rent, additional rent and any other amounts due to Purchaser and its Affiliates as set forth on Schedule 2.3.

Section 2.4            Rent Credits(a). Purchaser hereby acknowledges and agrees that the Rent Credits will be deemed to satisfy Rent due to Purchaser and its Affiliates as set forth on Schedule 2.3. Purchaser shall not make, and Purchaser shall not permit any of its Affiliates to make, any claim or demand, or commence any proceeding, against any Seller Indemnified Party for Rent to the extent the Rent Credits are actually so applied as set forth on Schedule 2.3.

Section 2.5            Title Insurance.

(a)               Purchaser and Assignee acknowledge receipt of the Title Commitment. for the issuance of a title insurance policy in an amount equal to the Purchase Price on an extended coverage ALTA Owner’s form insuring fee simple title to the Property (and including a non-imputation endorsement) (the “Title Policy”).

(b)               Seller will, at Seller’s sole cost and expense, use commercially reasonable efforts to cause all standard exceptions to be deleted from the Title Policy or modified as customary, and as reasonably acceptable to Purchaser, at the Closing, to the extent such exceptions are not Permitted Encumbrances and would reasonably be expected to have a material adverse effect on the ownership of, condition of title to, and/or access to and from the Property. Upon consummation of the Closing, the Property shall be subject to no Encumbrances other than the Permitted Encumbrances. Seller will execute and deliver or otherwise obtain such documents and instruments as the Title Company shall reasonably require to issue the Title Policy, including the Title Affidavit and the Non-Imputation Affidavit, provided that in no event shall any such documents or instruments expand the liability of Seller beyond the representations, warranties and covenants contained in Section 5.1.

(c)               If, at or prior to the Closing, the Title Commitment or any update thereto discloses judgments, bankruptcies or similar returns against persons or entities having names the same as or similar to that of Seller, the Company, and/or of any party making up Seller and/or the Company but which returns are not against Seller, the Company, or such party, Seller, on request, shall deliver to Purchaser and the Title Company affidavits to the effect that such judgments, bankruptcies or returns are not against Seller or any other party making up Seller, in form and substance sufficient to permit removal of same as exceptions in the Title Policy.

(d)               Seller shall have no obligation to cure any Violations prior to Closing and Purchaser shall take the Property subject to Violations, which Violations shall be the responsibility of the Tenant pursuant to the terms of the Lease.

Article 3

CLOSING AND DELIVERY OF CLOSING DOCUMENTS

Section 3.1            Closing. The term “Closing” shall mean the consummation of the purchase and sale of the Membership Interests described in Section 2.1. The Closing shall take place simultaneously with the execution of this Agreement on the Effective Date (the “Closing Date”).

Section 3.2            Delivery of Seller’s Closing Documents.

(a)               Seller’s Closing Documents. At the Closing, the Seller Parties shall deliver, or cause Tenant to deliver (as applicable), to Purchaser and Assignee or to the Company, as noted below, the following items, each executed and, where applicable, notarized:

(i)              Membership Interests. A duly executed counterpart by Seller of the Assignment of Membership Interests Agreement in the form attached as Exhibit B conveying to Assignee all of the Membership Interests, which Purchaser hereby elects to be delivered to Assignee, together with written resignations of all officers and directors (including any independent directors and/or managers, if requested), if any, of the Company;

(ii)             Form W-9. An IRS Form W-9 of Seller;

(iii)          Transfer Tax Returns. The Transfer Tax Returns required, if any, to be filed in connection with the transfer of the Membership Interests;

(iv)           Settlement Statement. A settlement statement setting forth the Purchase Price, the closing costs pursuant to Section 3.3, allocation of the Rent Credits, and all other items of credit to Seller or Purchaser, executed by the Seller Parties (the “Settlement Statement”);

(v)            Title Affidavits. (1) A title affidavit in the form set forth on Exhibit C-1 (the “Title Affidavit”) and (2) a non-imputation affidavit in the form set forth on Exhibit C-2 (the “Non-Imputation Affidavit”);

(vi)           Lease. (1) A Lease in the form of Exhibit D hereto, between the Company and Tenant (the “Lease”), and (2) all items required to be delivered by Tenant and/or any Affiliates thereof pursuant to the Lease upon Tenant’s execution and delivery of the Lease, including, without limitation, that certain guaranty to be executed and delivered by Seller Parent, a form of which is attached to the Lease as Exhibit D thereto;

(vii)           Certificate of Good Standing. A long form Certificate of Good Standing of Seller from the Secretary of State of the State of Nevada;

(viii)          Notice to Clark County Water Reclamation District. Written notice of the consummation of the Closing and indirect sale of the Property, to be delivered to the Clark County Water Reclamation District promptly upon Closing, in form set forth on Exhibit E.

(ix)             Evidence of Authorization. A certified copy of Seller’s Evidence of Authorization; and

(x)             Other. Such other instruments or documents that by the terms of this Agreement and are to be delivered by any Seller Parties to Purchaser at Closing or as shall otherwise be reasonably necessary to consummate the transactions contemplated hereby.

Section 3.3            Delivery of Purchaser’s Closing Documents.

(a)               Purchaser’s Closing Deliveries. At the Closing, Purchaser shall deliver (or cause Assignee to deliver, as applicable) to Seller or Tenant, as applicable, the following items:

(i)             Purchase Price. The Purchase Price, delivered to Seller in the form of Rent Credits, as evidenced by the Settlement Statement;

(ii)            Membership Interests. A duly executed counterpart by Assignee of the Assignment of Membership Interests Agreement in the form attached as Exhibit B conveying to Assignee all of the Membership Interests;

(iii)           Transfer Tax Returns. Executed counterparts to the Transfer Tax Returns, delivered to Seller;

(iv)           Settlement Statement. An executed counterpart by the Purchaser Parties and GLPI to the Settlement Statement, delivered to Seller;

(v)            Lease. An executed counterpart to the Lease, executed by the Company as constituted following Closing and delivered to Tenant;

(vi)          Certificate of Good Standing. A long form Certificate of Good Standing of Purchaser from the Commonwealth of Pennsylvania and the State of Delaware, as applicable;

(vii)          Evidence of Authorization. A certified copy of Purchaser’s Evidence of Authorization; and

(viii)         Other. Such other instruments or documents that by the terms of this Agreement are to be delivered by Purchaser to any Seller Parties at Closing or as shall otherwise be reasonably necessary to consummate the transactions contemplated hereby.

Section 3.4            Evidence of Authorization. On the Closing Date, each party hereto shall deliver to the other party evidence in form and content reasonably satisfactory to the other parties hereto and the Title Company that (a) such party is duly organized and validly existing under the laws of the state of its organization, is qualified to do business in all other jurisdictions as is necessary to effectuate the transactions contemplated by this Agreement, and has the power and authority to enter into this Agreement, (b) this Agreement and all documents delivered pursuant hereto have been duly executed and delivered by such party, and (c) the performance by such party of its obligations under this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or other action (collectively, “Evidence of Authorization”).

Section 3.5            Closing Costs.

(a)               Each party shall be responsible for the full amount of their own accounting, legal and consulting fees and expenses incurred in connection with the negotiation and preparation of this Agreement, the Lease, any other closing documents and instruments executed in connection with the purchase and sale contemplated under this Agreement or the Lease, and otherwise in connection with Closing.

(b)               Except as otherwise expressly set forth herein, all Closing Costs shall be paid by the party that typically pays such Closing Costs in accordance with the custom of the jurisdiction in which the Property is located. In the event that the jurisdiction in which the Property is located does not have a customary practice for the payment of any portion of the Closing Costs, such Closing Cost shall divided among the Seller and Purchaser equally. For the purposes of this Section 3.5(b), the term “Closing Costs” shall mean all costs, fees and expenses incurred by Seller and/or Purchaser in connection with Closing (other than as set forth in Section 3.5(a) or as otherwise expressly set forth herein). The respective parties shall pay the following Closing Costs:

(i)              Seller and Purchaser shall share equally any and all Transfer Taxes payable by reason of the delivery of the Assignment of Membership Interests Agreement and the other documents to be delivered at the Closing;

(ii)             Seller shall pay for all title insurance premiums for a standard coverage Title Policy, and Purchaser shall pay for (A) costs to expand the Title Policy from standard coverage to extended coverage, and (B) all endorsements to the Title Policy (other than the Non-Imputation Endorsement, the cost of which shall be paid 50% by Seller and 50% by Purchaser at Closing);

(iii)            Purchaser shall also pay all costs, fees and expenses for non-customary or unreasonably requested endorsements (other than the Non-Imputation Endorsement, the cost of which shall be paid 50% by Seller and 50% by Purchaser at Closing); and

(iv)            Purchaser shall pay for the cost and expense of all municipal search fees.

(c)              Reporting Requirements. Pursuant to Section 6045 of the Code, Title Company shall be designated the “Reporting Broker” hereunder and shall be solely responsible for complying with the Code with regard to the reporting of all settlement information to the IRS, and Purchaser shall provide to Seller at Closing copies of any documents or reporting statements filed in compliance therewith.

Article 4

PRORATIONS ADJUSTMENTS AND ASSUMPTION OF OBLIGATIONS

Section 4.1            General. There shall be no adjustments or prorations of any items of income and expenses with respect to the Property (including, without limitation, for utilities, water charges, Taxes, assessments, rents, vault charges and other items customarily prorated by sellers and purchasers of real property similar to the Property) between the Seller and Purchaser at Closing. All such liabilities and obligations owed, and any Utility Deposits, receivables or other amounts due and owing, in connection with the Property shall remain the obligations, liabilities and receivables of Seller for the period prior to Closing and shall constitute the obligations, liabilities and receivables of Tenant for the period following Closing, subject in all respects to the terms of the Lease. Subject to the terms and conditions of this Agreement, Seller hereby agrees to pay any such liabilities or obligations with respect to the Property and attributable to the period on or before the Closing Date, to the extent the same are due and payable on or before the Closing Date, prior or at the Closing hereunder (without prejudice to the rights and obligations of the parties to the Lease pursuant to the terms thereof following the Closing).

Section 4.2            Tax Refunds and Proceedings. Seller shall have the exclusive right to commence, prosecute, settle, compromise or continue any proceeding to determine the assessed value of the Property, the real or personal property Taxes payable with respect to the Property or any action to contest water charges, sewer charges, sales Tax or use Tax for the relevant taxable period (or portion thereof) prior to the Closing Date and to settle or compromise any claim thereof if such settlement applies (i) to the period (or portion thereof) prior to the Closing Date, and/or (ii) to the period from and after the Closing Date, but solely to the extent provided for in the Lease. Any refunds or proceeds resulting from such proceedings shall be the sole property of Seller, and Purchaser shall have no claim thereto. Purchaser and Seller agree to cooperate with each other and to execute any and all documents reasonably requested by the other party in furtherance of the foregoing.

The terms and provisions of this Article 4 shall be subject in all respects to the terms of the Lease and shall survive Closing.

Article 5

SELLER PARTIES’ REPRESENTATIONS AND WARRANTIES;

CONDITION OF PROPERTY

Section 5.1            Seller Parties’ Representations and Warranties. Except as expressly set forth herein or in the disclosure schedule attached hereto as Exhibit F (the “Seller Disclosure Schedule”), the Seller Parties, jointly and severally, hereby make the following representations and warranties to Purchaser as of the date hereof and as of the Closing Date (except as to such representations and warranties that address matters as of another date, which are given only as of such date):

(a)               Organization of Seller. Each Seller Party is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to carry on its business as now being conducted. Each Seller Party is duly qualified or licensed to do business and is in good standing in the State.

(b)               Authority; No Conflict; Required Filings and Consents.

(i)             This Agreement has been duly authorized, executed and delivered by each Seller Party, and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser Parties, constitutes and will constitute the valid and binding obligations of each Seller Party, enforceable against each Seller Party in accordance with its terms, except as such enforceability may be limited by creditors’ rights, laws and general principles of equity.

(ii)              The execution and delivery of this Agreement and the other agreements contemplated hereby by each Seller Party do not, and the consummation by each Seller Party of the transactions contemplated by this Agreement and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of such Seller Party, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, agreement, contract, instrument or obligation to which the Company and/or any Seller Party is a party or by which the Company, any Seller Party, and/or the Property may be bound (including, without limitation, the Penn Credit Agreements), other than consents and approvals to be obtained by such Seller Party prior to the Effective Date, (iii) to Seller’s Knowledge contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any respect, any material permit, concession, franchise, license, judgment, or Legal Requirement applicable to such Seller Party, or (iv) to Seller’s Knowledge, result in the imposition or creation of any Lien upon or with respect to the Property other than the Lease or any other Permitted Encumbrance, except in the case of clauses (ii) and (iii) hereof for any such conflicts, violations, breaches, contraventions, defaults, terminations, cancellations, accelerations or losses, failures to obtain any such consent or waiver, or any such revocation, withdrawal, suspension, cancellation, termination or modification which would not prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by such Seller Party of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

(iii)            No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person (including, without limitation, any Gaming Approvals) is required by, or with respect to, either Seller Party in connection with the execution and delivery of this Agreement or the other agreements contemplated hereby by such Seller Party, or the consummation by such Seller Party of the transactions to which it is a party that are contemplated hereby or thereby, except for (i) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by, of or with respect to Purchaser or any of its Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws), and (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or materially delay the Closing, prevent, materially delay or adversely affect the performance by such Seller Party of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

(c)               Real Property.

(i)                The Company has good and valid title in fee simple to the Property, subject only to the Permitted Encumbrances.

(ii)             All material leases, subleases, licenses, easements, rights-of-way, and other agreements, written or oral, for the use, possession and/or occupancy of any portion of the Property (collectively, the “Occupancy Agreements”) are set forth on Schedule 5.1(c)(ii) or Schedule 1.1(a) hereto. All material leases and subleases addressed in the prior sentence are in full force and effect and there exists no material uncured default by the tenant or subtenant thereunder. To Seller’s Knowledge, the Seller Parties have delivered to Purchaser copies of each and every Occupancy Agreement as of the date hereof.

(iii)            To Seller’s Knowledge, the Seller has not received written notice that, the Property or any portion thereof is in violation of any applicable Legal Requirements in any material respects, except for such violations which, individually or in the aggregate, would not adversely affect in any material respect Seller’s Current Use of the Property.

(iv)             To Seller’s Knowledge, other than as set forth on Schedule 5.1(c)(iv), all Improvements are in good condition and repair and are adequate for the Current Use, occupancy and operation of the Property for the Business.

(v)               No leasing, brokerage or similar commissions or finder’s fees are owed with respect to the Property and/or, to Seller’s Knowledge, any Occupancy Agreements.

(vi)             There are no pending Legal Proceedings and none, to Seller’s Knowledge, have been threatened in writing to Seller relating to the Property and/or any direct or indirect, legal or beneficial interests in the Company which would be reasonably likely to interfere in any material respect with the use, occupancy, ownership, improvement, development and/or operation of the Property and/or the interest of Seller therein and/or prevent, materially delay or adversely affect the performance by Seller of the transactions contemplated by this Agreement, except as set forth on Schedule 5.1(d).

(vii)          Neither Seller Party has received written notice that either the whole or any part of the Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, nor, to Seller’s Knowledge, has any such condemnation or other taking of the Property been threatened or contemplated in writing by any Governmental Authority. No Seller Party has entered into any agreement in lieu of condemnation therefor.

(viii)        Except for Liens which are required to be cured at or prior to Closing pursuant to this Agreement, to Seller’s Knowledge, the Property is free of Encumbrances other than Permitted Encumbrances on the use, occupancy, ownership, improvement, development and/or operation of the Property.

(d)               Litigation; Orders.

(i)                 Except as set forth on Schedule 5.1(d), (i) there are no pending Legal Proceedings (A) not fully covered by insurance, or (B) seeking injunctive relief, in each case that have been commenced by or against any Seller Party and that relate to or may adversely affect the Property and/or Seller’s ownership (or, following the conveyance of the Property to the Company, the Company’s ownership) thereof, and (ii) to Seller’s Knowledge, no such Legal Proceeding has been threatened in writing to Seller.

(ii)              To Seller’s Knowledge, there are no Governmental Orders to which the Property (or any portion thereof), the Business, and/or any Seller Party is subject that relates to the Business and/or the Property (or any portion thereof), and there are no Governmental Orders to which the Company and/or the Membership Interests are subject. To Seller’s Knowledge, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such material Governmental Order to which any Seller Party, the Business or the Property (or any portion thereof) is subject.

(e)               Environmental Matters. Except as would not materially interfere with the continued use or operation of the Property in all material respects in the manner the Property is Currently Used or operated, or could reasonably be expected to actually or potentially impair the value of the Property other than to a de minimis extent, or could reasonably be expected to require material remedial or maintenance work or repairs in order to bring the Property into compliance with Environmental Laws or to enable the Property to be used for its Current Use:

(i)                 Solely with respect to the Property and the operations of the Business, within the three (3) years prior to the date hereof, the Seller Parties, the Property and the operations of the Business have complied with and are currently in compliance with all applicable Environmental Laws, which compliance includes, without limitation, the possession by the Seller Parties (solely with respect to the Property) of all permits and other governmental authorizations required under all Environmental Laws, and compliance with the terms and conditions thereof.

(ii)              Within the three (3) years prior to the date hereof, no Seller Party (solely with respect to the Property) has received any written Governmental Order, citation, directive, inquiry, notice, summons, warning or other communication from any Governmental Authority of any alleged, actual or potential violation of or failure to comply with any Environmental Law that remains uncured as of the Effective Date, of any actual or, to Seller’s Knowledge, alleged (in writing) Environmental Condition that remains uncured as of the Effective Date, or of any actual or, to Seller’s Knowledge, threatened obligation (in writing) to undertake or bear the cost of any Environmental Liability with respect to any portion of the Property or the Business that remains uncured as of the Effective Date.

(iii)           There are no pending or, to Seller’s Knowledge, threatened in writing to the Seller, claims resulting from any Environmental Condition or arising pursuant to any Environmental Law, in each case with respect to or affecting any of the Property.

(iv)           To Seller’s Knowledge, except as disclosed in materials identified on Schedule 5.1(e) attached hereto, none of the following exists at, on, in or under any portion of the Property or related to the Business: (i) underground storage tanks or (ii) asbestos-containing material in any form or condition that requires immediate remediation under any Environmental Laws.

(v)           To Seller’s Knowledge, in connection with the Business and/or the Seller Parties’ use, ownership, management or operation of the Property, there has been no Release, or Threat of Release, of any Hazardous Substances at or from the Property in an amount that could reasonably be expected to result in Environmental Liability to Seller.

(vi)           The Seller Parties have delivered to Purchaser (to the extent in the possession of or reasonably available to any Seller Parties) true and complete copies of all environmental assessments and results of any reports, studies, analyses, tests, or monitoring in the current possession or reasonable control of any Seller Parties pertaining to (A) Hazardous Substances, Releases, Environmental Conditions or Hazardous Activities in, on, or under the Property, and/or (B) compliance of the Property with any Environmental Laws.

(vii)          No Seller Party is required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to or receive approval from any Governmental Authority, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(viii)        All of the representations, warranties and covenants made by any Seller Party regarding environmental matters related to the Property shall be contained in this Section 5.1(e) and no other provision in this Agreement shall be deemed to cover the subject of, or otherwise impose liability on Seller with respect to, any environmental matters.

(f)                Permits; Compliance with Laws. The Seller Parties, their respective Subsidiaries and, to Seller’s Knowledge, each of their respective managers, members, officers and Persons required to be licensed under applicable Legal Requirements to perform such Person’s function with the applicable Seller Parties and/or Subsidiaries in connection with the Business (collectively, “Licensed Parties”), collectively hold all Seller Permits and, to Seller’s Knowledge, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Seller Permit that currently is in effect. Except as set forth on Schedule 5.1: (1) the Seller Parties, their respective Subsidiaries and, to Seller’s Knowledge, each of their respective Licensed Parties, in each case solely with respect to their respective position related to the Property, are in compliance in all material respects with the terms of the Seller Permits; (2) to Seller’s Knowledge, the operations conducted by the Seller Parties at the Property and in connection with the Business are not being conducted and have not been conducted in material violation of any applicable Legal Requirements of any Governmental Authority (including, without limitation, any Gaming Laws); and (3) no Seller Party has received a written notice of any material investigation or review by any Governmental Authority with respect to any Seller Party or the Property in the context of a Seller Permit that is pending, and, to Seller’s Knowledge, no material investigation or review is threatened to Seller relating to a Seller Permit, nor has any Governmental Authority indicated in writing to Seller any intention to conduct the same.

(g)               Bankruptcy. Each Seller Party is solvent and has not (1) made a general assignment for the benefit of creditors; (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by such Seller Party’s creditors; (3) suffered the appointment of a receiver to take possession of all or substantially all of such Seller Party’s assets; (4) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller Party’s assets; (5) admitted in writing its inability to pay its debts as they become due; or (6) made an offer of settlement, extension or composition to its creditors generally. There are no bankruptcy proceedings pending or, to Seller's Knowledge, threatened in writing against any Seller Party.

(h)               Insurance. The insurance policies maintained by the Seller Parties and their Affiliates in respect of the Property insure in all material respects against risks and liabilities customary in the Seller Parties’ industry. Neither any Seller Party nor any Affiliate of any Seller Party has received written notice that it is in material breach of any such policies and all such policies are in full force and effect.

(i)                OFAC. Each Seller Party is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”). Neither any Seller Party nor, to Seller’s Knowledge, any Affiliate of any Seller Party (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is directly or, to Seller’s Knowledge, indirectly (i) owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or (ii) acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(j)                Anti-Money Laundering. Each Seller Party is in compliance with is in compliance with that certain Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), as amended from time to time (the “Patriot Act”) and all rules and regulations promulgated under such Patriot Act applicable to such Seller Party, and any other applicable anti-money laundering laws in the State and any other jurisdictions in which such Seller Party operates (the “AML Laws”); and (A) is not now, nor has been at any time in the past five (5) years, under investigation by any relevant Governmental Authority for, or has been charged with or convicted of a money-laundering crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has never been assessed a civil penalty under any AML Laws; (C) has not had any of its funds seized, frozen or forfeited in any action relating to any violations of the AML Laws; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally derived property, or of money or monetary instruments which are (or which any Seller Party suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all AML Laws, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

(k)               Employee/Labor Matters. There are no employees of Seller or any Affiliate thereof at work at the Property for whom Purchaser would have any responsibility following the Closing.

(l)                Brokers. Neither Seller Party has dealt with any broker, finder or other middleman in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, middleman or Person has claimed, or has the right to claim, through either Seller Party a commission, finder’s fee or other brokerage fee in connection with this Agreement or the transactions contemplated hereby.

(m)              The Company.

(i)                 Organization of the Company. The Company is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in the State.

(ii)              Authority; No Conflict; Required Filings and Consents.

(A)             The consummation of the transactions contemplated by this Agreement and the other agreements contemplated hereby will not (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of the Company, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, agreement, contract, instrument or obligation to which the Company is a party, other than consents and approvals to be obtained by such Seller Party prior to the Effective Date, and (iii) to Seller’s Knowledge contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any respect, any material permit, concession, franchise, license, judgment, or Legal Requirement applicable to the Company, except in the case of clauses (ii) and (iii) hereof for any such conflicts, violations, breaches, contraventions, defaults, terminations, cancellations, accelerations or losses, failures to obtain any such consent or waiver, or any such revocation, withdrawal, suspension, cancellation, termination or modification which would not prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by the Seller Parties of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

(B)              No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by, or with respect to, the Company in connection with the consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby, except for (i) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by, of or with respect to Purchaser or any of its Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws), and (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by the Seller Parties of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

(iii)            The Membership Interests. Seller is the sole record and beneficial owner of the Membership Interests, free and clear of all options, liens, charges, claims, restrictions or other encumbrances of any kind or nature (other than any restrictions on transfers imposed by federal, state or local securities laws), and the Membership Interests shall represent 100% of the ownership interests in the Company. Seller Parent indirectly owns 100% of all issued and outstanding shares in Seller. There are no options, warrants, rights of first or last offer, rights of first or last refusal, puts, calls, commitments or other similar claims or rights of any nature or character whatsoever relating to the Membership Interests or the Company or the issuance of additional interests in the Company.

(iv)             Bankruptcy. The Company is solvent and has not made (1) a general assignment for the benefit of creditors; (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by the Company’s creditors; (3) suffered the appointment of a receiver to take possession of all or substantially all of the Company’s assets; (4) suffered the attachment or other judicial seizure of all, or substantially all, of the Company’s assets; (5) admitted in writing its inability to pay its debts as they become due; or (6) made an offer of settlement, extension or composition to its creditors generally. There are no bankruptcy proceedings pending or, to Seller's Knowledge, threatened against the Company.

(v)               Delivery of True Documents. (i) Seller has delivered to Purchaser a true and complete copy of the operating agreement of the Company (the “Company Entity Document”); (ii) Seller has not committed any defaults under the Company Entity Document which defaults remain uncured; (iii) the Company Entity Document has not been amended, modified, or supplemented, and shall be in full force and effect; and (iv) there are no other agreements, oral or written, entered into by any of the direct or indirect constituent owners of the Company relating to voting, consent, economic interests or other rights affecting the management or governance of the Company which will be binding on Purchaser, Assignee, or the Company following the Closing except for the Company Entity Document.

(vi)             Liabilities. The Company does not have any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise), except for liabilities and obligations in respect of the Company’s ownership of the Property and the Permitted Encumbrances. There are no outstanding judgments against the Company.

(vii)          Taxes. Except with respect to any Tax Returns filed on a consolidated, combined or other group basis by Seller Parent or any of its Subsidiaries or any Taxes shown to be due thereon: (A) all federal, state, municipal and other Tax Returns required by law to be filed by the Company, if any, or with respect to the Property, before the date hereof have been duly executed and filed (and will have been duly executed and filed as of the Closing Date), all such Tax Returns are true, complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been paid in full: (B) no such Tax Returns have been subject to any audit, and the Company has not received written notice thereof or any written requests for data with respect thereto, in each case, from any Taxing Authority; (C) the Company has no material liability for unpaid taxes; (D) there are no Liens for Taxes on the Property other than Permitted Encumbrances; and (E) there are no outstanding agreements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Company and/or the Property. From the date of its formation through the Closing Date, for U.S. federal and applicable state, municipal and other income Tax purposes, (1) the Company has been properly classified as an entity disregarded as separate from its owner and (2) has not been classified as a corporation.

Section 5.2            Purchase As Is. EXCEPT AS OTHERWISE SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER SHALL ACCEPT THE PROPERTY IN THE CONDITION THEREOF AT THE CLOSING “AS IS”, “WHERE AS”, AND “WITH ALL FAULTS,” SUBJECT TO REASONABLE WEAR AND TEAR AND DETERIORATION, CONDEMNATION AND DAMAGE BY FIRE OR OTHER CASUALTY BETWEEN THE DATE HEREOF AND THE CLOSING DATE. PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO SELLER PARTY SHALL BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PROPERTY OR BOUND IN ANY MANNER WHATSOEVER BY ANY GUARANTEES, PROMISES, PROJECTIONS, OPERATING EXPENSES, SET UPS OR OTHER INFORMATION PERTAINING TO THE PROPERTY MADE, FURNISHED OR CLAIMED TO HAVE BEEN MADE OR FURNISHED, WHETHER ORALLY OR IN WRITING, BY ANY SELLER PARTY OR ANY OTHER PERSON OR ENTITY, OR ANY PARTNER, EMPLOYEE, AGENT, ATTORNEY OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT ANY SELLER PARTY. PURCHASER ACKNOWLEDGES THAT NEITHER ANY SELLER PARTY NOR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS OR ATTORNEYS HAVE MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE), TO PURCHASER, WHETHER EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND IS NOT RELYING UPON ANY REPRESENTATIONS OR WARRANTIES OTHER THAN (I) THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.1, OR (II) UPON ANY STATEMENTS MADE IN ANY INFORMATIONAL MATERIALS WITH RESPECT TO THE PROPERTY PROVIDED BY ANY SELLER PARTY OR ANY OTHER PERSON OR ENTITY, OR ANY SHAREHOLDER, EMPLOYEE, AGENT, ATTORNEY OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT ANY SELLER PARTY. EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN THE CLOSING DOCUMENTS, UPON CLOSING, PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, WAIVES, RELEASES AND FOREVER DISCHARGES SELLER AND SELLER’S AGENTS, MEMBERS, EMPLOYEES, DIRECTORS, OFFICERS, AFFILIATES, INTEREST HOLDERS, PROPERTY MANAGERS, AND ITS SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, FINES, PENALTIES, CLAIMS, DEMANDS, SUITS, JUDGMENTS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, LOSSES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY’S FEES, EXPERT WITNESS FEES, CHARGES, DISBURSEMENTS AND COURT COSTS) (COLLECTIVELY, “CLAIMS”), DIRECTLY OR INDIRECTLY ARISING BY REASON OF, IN CONNECTION WITH, ON ACCOUNT OF OR PERTAINING TO THIS AGREEMENT OR THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL OF THE MATTERS DESCRIBED ABOVE AND IN CONNECTION WITH ANY ENVIRONMENTAL LAW OR HAZARDOUS SUBSTANCE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 5.2 SHALL BE DEEMED TO LIMIT OR OTHERWISE AFFECT ANY OF THE DUTIES OR OBLIGATIONS OF TENANT AS LESSEE UNDER THE LEASE.

The provisions of this Section 5.2 shall survive indefinitely the Closing and shall not be merged into the Closing documents.

Article 6

PURCHASER’S REPRESENTATIONS AND WARRANTIES;
CONDITION OF PROPERTY

Section 6.1            Purchaser’s Representations and Warranties. The Purchaser Parties, jointly and severally, hereby make the following representations and warranties to the Seller Parties as of the date hereof and as of the Closing Date (except as to such representations and warranties that address matters as of another date, which are given only as of such date):

(a)               Organization. Each Purchaser Party is duly organized, validly existing and in good standing under the laws of the state of its organization or formation and has all requisite power and authority to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereby to which it is a party. For U.S. federal income Tax purposes, Assignee is treated as a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) (“TRS”) of GLPI.

(b)               Authority; No Conflict; Required Filings and Consents.

(i)                 Each Purchaser Party is duly organized, validly existing and in good standing under the laws of its state of organization/formation, is qualified to do business and in good standing in the State and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement to be observed and/or performed by such Purchaser Party. This Agreement has been duly authorized, executed and delivered by each Purchaser Party, and, and, assuming the due authorization, execution and delivery of this Agreement by the Seller Parties, constitutes and will constitute the valid and binding obligations of each Purchaser Party enforceable against each Purchaser Party in accordance with its terms, except as such enforceability may be limited by creditors’ rights, laws and general principles of equity.

(ii)              The execution and delivery by each Purchaser Party of this Agreement, the Lease and the other agreements contemplated hereby to which such Purchaser Party is a party do not, and the consummation by such Purchaser Party of the transactions to which it is a party that are contemplated by this Agreement, the Lease and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of such Purchaser Party, (ii) result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, lease, or other material Contract or obligation to which such Purchaser Party is a party or by which it or any of its properties or assets may be bound, other than consents and approvals obtained by such Purchaser Party prior to the Effective Date, (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any material respect, any material permit, concession, franchise, license, judgment, or Legal Requirement applicable to such Purchaser Party or any of its properties or assets or (iv) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of each of (I) the GLP Existing Credit Agreement and (II) the GLP Existing Indenture, except, in the case of clauses (ii) and (iii) hereof, for any such contraventions, conflicts, breaches, violations, terminations or defaults, or failure to obtain such consents or waivers, or revocations, withdrawals, suspensions, cancellations, terminations or modifications that would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or materially adversely affect the performance by such Purchaser Party of the transactions contemplated by this Agreement, the Lease or the other agreements contemplated hereby to which it is a party.

(iii)            No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by, of or with respect to each Purchaser Party in connection with the execution and delivery by such Purchaser Party of this Agreement, the Lease or the other agreements contemplated hereby to which such Purchaser Party is a party or the consummation by such Purchaser Party of the transactions contemplated hereby or by the other agreements contemplated hereby to which such Purchaser Party is a party, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or rebranding of the operations at the Property, (iii) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by Seller or its Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws), and (iv) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by such Purchaser Party of the transactions contemplated by this Agreement, the Lease or the other agreements contemplated hereby to which it is a party.

(c)               Litigation. As of the date hereof, there are no actions, claims, suits or proceedings pending, and no Purchaser Party has received any notice of any action, claim, suit or proceeding threatened, in each case against any Purchaser Party before any Governmental Authority, which, if determined adversely, would, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by any Purchaser Party of the transactions contemplated by this Agreement, the Lease or the other agreements contemplated hereby to which it is a party.

(d)               Brokers. The Purchaser Parties have not dealt with any broker, finder or other middleman in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, middleman or Person has claimed, or has the right to claim, through the Purchaser Parties a commission, finder’s fee or other brokerage fee in connection with this Agreement or the transactions contemplated hereby.

(e)               OFAC. Each Purchaser Party is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof. No Purchaser Party nor, to Purchaser’s knowledge, any Affiliate of any Purchaser Party (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders, (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is directly or, to Purchaser’s knowledge, indirectly (i) owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or (ii) acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(f)                Anti-Money Laundering. Each Purchaser Party is in compliance with the Patriot Act and all rules and regulations promulgated under such Patriot Act applicable to such Purchaser Party, and the AML Laws; and (A) is not now, nor has been at any time in the past five (5) years, under investigation by any relevant Governmental Authority for, or has been charged with or convicted of a money-laundering crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has not been, at any time in the past five (5) years, assessed a civil penalty under any AML Laws; (C) has not had any of its funds seized, frozen or forfeited in any action relating to any violations of the AML Laws; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally-derived property, or of money or monetary instruments which are (or which such Purchaser Party suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all AML Laws, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

(g)               Solvency. Immediately after the Closing, after giving effect to the transactions contemplated by this Agreement and assuming the accuracy of the representations and warranties of Seller provided hereunder, the Purchaser Parties and their respective Subsidiaries (including the Company) will be solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement, with the intent to hinder, delay or defraud either present or future creditors of the Purchaser Parties, the Seller Parties or any Transferred Entity or any of their Subsidiaries or Affiliates.

Article 7

COVENANTS

Section 7.1            Further Assurances and Actions.

(a)               Subject to the limitations in this Agreement, in case at any time after the Closing any further reasonable action is necessary to carry out the purposes of this Agreement or to vest Purchaser with full title to the Property, the proper officers, directors, members, and/or managers of Purchaser and Seller and their Affiliates as applicable, shall take all action reasonably necessary (including executing and delivering further affidavits, instruments, notices, assumptions, releases and acquisitions), and each party shall bear its costs incurred in connection therewith (except to the extent such cost is allocated to such other party pursuant to this Agreement).

Section 7.2            Sale Process; Operation of the Business.

(a)               Notwithstanding anything to the contrary set forth in this Agreement and/or in the Lease, from and after the Closing, Assignee shall be entitled to sell, transfer or otherwise divest the Property together with the Business and/or the Business Entities at any time and on any terms in its sole and absolute discretion, and upon any such sale, transfer or other divestiture, the Lease shall automatically terminate. Commencing on the Closing Date and for a period until April 16, 2022 (such period, the “Sale Period”), GLPI shall and shall cause Assignee to use commercially reasonable efforts to manage, negotiate and conduct a process (the “Sale Process”) to sell, transfer or otherwise divest the Property and the Business Entities and/or the Business on behalf of Assignee and its Affiliates and Tenant, Seller Parent, and their Affiliates to one or more third party acquiror(s) (collectively, the “Acquiror”) in a single transaction (a “Sale Transaction”), and, from and after the Closing Date for so long as the Lease is in effect and has not been terminated or expired in accordance with its terms, Seller Parent shall (i) if Assignee agrees to a Sale Transaction, upon the closing thereof, sell, transfer and otherwise divest to the Acquiror (or as directed or designated by the Acquiror) the Business (and/or the Business Entities, as elected by the Acquiror), and (ii) use its commercially reasonable efforts to cooperate with Assignee, Purchaser and their Affiliates and facilitate such Sale Transaction, including, without limitation, by executing any necessary agreements in connection with such Sale Transaction (collectively, the “Sale Documentation”) each in a form mutually agreeable to Assignee, Purchaser and Seller (in each party’s reasonable discretion); provided that, (a) the parties hereby agree (x) to the matters set forth in Schedule 7.2(a)(i) and (y) that the Sale Documentation shall be consistent with the principles set forth on Schedule 7.2(a)(ii) and, unless Seller Parent and Assignee otherwise agree in writing, shall be on customary terms for transactions of such nature with respect to allocation of liabilities with Acquiror (and which shall in no event exceed the limitations on liability between the parties hereto set forth in this Agreement) and (b) to the extent that Acquiror does not wish to acquire some or all of the personal property assets used in connection with the operation of the Business, Seller Parent may, but is not obligated to, remove and retain such assets prior to the closing of such Sale Transaction. Assignee shall use CBRE, Inc. or another nationally recognized broker agreed upon by Assignee and Seller Parent (“Broker”) as sale broker for the Sale Process. Notwithstanding anything to the contrary set forth herein, in the Lease, and/or in the Sale Documentation, all proceeds from the closing of a Sale Transaction (including, without limitation, all proceeds attributable to the Property, the Business, and the Business Entities), whether intended under the Sale Documentation for distribution to Assignee, Seller, Seller Parent, and/or any Affiliate of any of the foregoing (collectively, “Total Proceeds”), shall be distributed pursuant to the following order of priority (and Assignee and Seller Parent each covenant and agree to cause Total Proceeds to be distributed pursuant to the following order of priority):

(i)                 First, to Assignee, a portion of the Total Proceeds equal to the sum of all principal, interest, costs, expenses, and fees due and payable in connection with the payoff of indebtedness for borrowed money of the Company, if any (collectively, “Debt Payoff Amounts”);

(ii)              Second, to Assignee, a portion of the Total Proceeds equal to the sum of: (x) three hundred seven million five hundred thousand dollars ($307,500,000) less the aggregate amount of (A) any Debt Payoff Amounts and (B) any remaining portion of the Company’s indebtedness (including any and all principal amounts, accrued interest, expenses and fees) being assumed by Acquiror or its affiliates or otherwise not being repaid in connection with the Sale Transaction (the amount referred to in this clause (B), “Assumed Debt”), provided that the Purchaser Parties and GLPI hereby agree to ensure that the total aggregate amount of all Debt Payoff Amounts and Assumed Debt shall not exceed three hundred seven million five hundred thousand dollars ($307,500,000); (y) any and all Transfer Taxes, taxes on gains (provided that, at the effective time of such Sale Transaction, Assignee shall be a TRS of GLPI), and all other closing costs incurred by or imposed on Assignee and/or GLPI in connection with and/or as a result of such Sale Transaction; and (z) any and all brokerage expenses (including, without limitation, any fees, commission or other amounts payable to the Broker in connection with such Sale Transaction) due and payable in connection with the Sale Transaction (the “Broker Fees”) (clauses (y) and (z) of this Section 7.2(a)(ii), collectively, “Taxes and Expenses”); provided, that all Taxes and Expenses not paid by Acquiror shall be GLPI’s sole responsibility; and

(iii)            Third, (x) if a definitive agreement for a Sale Transaction is executed during the first twelve (12) months of the Sale Period, then Total Proceeds remaining after the distributions made pursuant to Sections 7.2(a)(i) and 7.2(a)(ii) above shall be distributed 75% to Seller Parent and 25% to Assignee, and (y) if a definitive agreement for a Sale Transaction is executed during the remainder of the Sale Period, then Total Proceeds remaining after the distributions made pursuant to Sections 7.2(a)(i) and 7.2(a)(ii) above shall be distributed 50% to Seller Parent and 50% to Assignee (the portion of the Total Proceeds to which Seller Parent may be entitled pursuant to this Section 7.2(a)(ii), the “Seller Parent Proceeds”).

If a definitive agreement for a Sale Transaction is executed at any time after the expiration of the Sale Period, then neither Assignee nor any Affiliate thereof shall be required to pay to Seller Parent and/or any Affiliate thereof any amount in respect of the proceeds of any direct or indirect sale, transfer or other divesture of the Property or the Business. Notwithstanding anything to the contrary set forth herein, in the Lease, and/or in the Sale Documentation, Seller Parent shall be entitled to the applicable Seller Parent Proceeds only so long as (x) no Event of Default resulting from a breach of any material obligation under the Lease (the Seller Parties hereby agreeing that Tenant’s obligation under the Lease to continuously operate the Leased Property (as defined in the Lease) for the Primary Intended Use (as defined in the Lease), except in instances of casualty or condemnation and subject to the Reopening Covenant (as defined in the Lease), shall constitute a material obligation under the Lease) or Event of Default set forth in Sections 16.1(c) or 16.1(d) of the Lease is continuing at the time of closing under such Sale Transaction and (y) Tenant, Seller Parent, and any Affiliates of either of the foregoing that own and/or have any rights in any property (personal, intangible or otherwise) used in connection with the operation of the Business execute and deliver all such Sale Documentation required to be signed by such parties (and any other agreements necessary to implement the principles set forth on Schedule 7.2(a)(ii) attached hereto). Any Seller Parent Proceeds to which Seller Parent is entitled under this Section 7.2(a) shall be payable within three (3) Business Days of the consummation of the Sale Transaction, or as otherwise agreed between the parties, by wire transfer of immediately available federal funds to the account or accounts designated by Seller Parent.

(b)               Except as otherwise agreed between Seller Parent and Assignee or as otherwise set forth in this Agreement, whether or not the Sale Transactions are consummated, all costs and expenses incurred in connection with the Sale Transactions shall be paid by the party incurring such costs or expenses (it being understood and agreed that each such party shall bear its own legal, accounting, investment banking and consulting fees, if any); provided that any and all fees, commission or other amounts payable to the Broker in connection with the Sale Process will be paid out of any proceeds from Sale Transactions regardless of whether Seller Parent is entitled to any Seller Parent Proceeds pursuant to Section 7.2(a).

Section 7.3            Tax Matters. Solely for Tax purposes, the parties hereto agree to treat any and all payments made pursuant to Section 7.2 or Article 9 as an adjustment to the Purchase Price, unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of state or local law). For income Tax purposes, the parties hereto (a) shall treat the transactions contemplated hereby as (i) a sale by Seller to Purchaser of the Membership Interests of the Company (and thus a deemed sale of the assets of the Company) in exchange for an amount equal to the Purchase Price, and (ii) the payment by Seller Parent (on behalf of itself and its relevant Subsidiaries) to Purchaser of an amount equal to the Purchase Price in satisfaction of the Rent due (or to become due) to Purchaser and its Affiliates in accordance with Schedule 2.3, and (b) shall not take any actions inconsistent with such treatment, except as otherwise required by applicable Legal Requirement.

Section 7.4            Obligations of the Purchaser Parties. GLPI hereby guarantees unconditionally and as a primary obligation, for the benefit of Seller Parent, the due performance by each Purchaser Party of its covenants, agreements and obligations under Section 7.2 and Article 9, including timely payment by Assignee to Seller Parent of the Seller Parent Proceeds to which Seller Parent is entitled pursuant to Section 7.2(a).

Article 8

NOTICES

Section 8.1            Addresses. Any notices, approvals, requests or demands required to be given, delivered or served or which may be given, delivered or served under or by the terms and provisions of this Agreement, shall be in writing and shall be deemed to have been duly given, delivered or served only if and when (i) delivered by hand to the addressee, (ii) sent by nationally known overnight courier service, (iii) sent by registered or certified mail, postage prepaid, and deposited at any United States Post Office, or (iv) delivered by electronic mail (with confirmation of delivery) (if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day)). Such notices shall be delivered or sent to the addresses set forth below or to any other address as may hereafter be furnished in writing in like manner. The date of delivery or refusal to accept delivery shall be deemed to be the date of service.

Purchaser, Assignee or GLPI:

c/o Gaming and Leisure Properties, Inc. 845 Berkshire Blvd., Suite 200 Wyomissing, PA 19610 Attention: Brandon Moore, Esq. Email: bmoore@glpropinc.com with copies to:

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 Attention: Yoel Kranz Email: ykranz@goodwinlaw.com

Seller or Seller Parent:

c/o Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
Attention: General Counsel
Email: Carl.Sottosanti@pngaming.com

with copies to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Email:	DANeff@wlrk.com GEOstling@wlrk.com
ZSPodolsky@wlrk.com

Attention:	Daniel A. Neff Gregory E. Ostling
Zachary S. Podolsky

Section 8.2            Refusal of Delivery. The inability to deliver any notice, demand or request because the individual to whom it is properly addressed in accordance with this Article 8 refused delivery thereof or no longer can be located at that address shall constitute delivery thereof to such individual.

Section 8.3            Change of Address. Each party shall have the right from time to time to designate by written notice to the other parties hereto such other person or persons and such other place or places as said party may desire written notices to be delivered or sent in accordance herewith.

Section 8.4            Attorney’s Signature. Notices signed and given by an attorney for a party shall be effective and binding upon that party.

Article 9

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 9.1            Survival of Representations and Warranties.

(a)               The representations and warranties of the Seller Parties set forth in Sections 5.1(a) (Organization of Seller), 5.1(b) (Authority; No Conflict; Required Filings and Consents), 5.1(f) (Permits; Compliance with Laws), 5.1(g) (Bankruptcy), and 5.1(m) (The Company), as updated as of the Closing in accordance with the terms of this Agreement (each, a “Fundamental Representation” and, collectively, the “Fundamental Representations”), shall survive the Closing for the applicable statute of limitations (the “Fundamental Survival Period”), and all other representations and warranties of the Seller Parties set forth in Section 5.1, as updated as of the Closing in accordance with the terms of this Agreement (together with the Fundamental Representations, collectively, the “Seller Representations”) shall survive the Closing for a period of eighteen (18) months (the “Base Survival Period”).

(b)               Except as otherwise set forth in Article 6, the representations and warranties of Purchaser set forth in Article 6 (the “Purchaser Representations”) shall survive the Closing for a period of eighteen (18) months (together with the Fundamental Survival Period and the Base Survival Period, each a “Survival Period”).

(c)               The obligations, covenants and agreements to be performed or satisfied by any Seller Party that by their terms are required to be performed in whole or in part after the Closing shall survive the Closing until they have been performed or satisfied.

(d)               The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the expiration of the Survival Period applicable to such representations and warranties; provided, however, that all Seller Representations and Purchaser Representations shall continue to survive beyond the Survival Period applicable thereto if a claim for a breach thereof is made prior to the expiration of such Survival Period. The termination of the representations and warranties provided herein shall not affect a party in respect of any good faith claim made by such party in reasonable detail in writing received by an Indemnifying Party prior to the expiration of the applicable Survival Period provided herein.

Section 9.2            Indemnification.

(a)               From and after the Closing, the Seller Parties, jointly and severally, shall indemnify, save and hold harmless Purchaser and its Affiliates, and their respective agents, trustees, shareholders, partners, members, directors, officers, employees, agents and representatives, and the heirs, legal representatives, successors and assigns of each of the foregoing (each, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys’ fees and any amounts paid in settlement of the foregoing (“Damages”), incurred by or asserted against any Purchaser Indemnified Parties in connection with, arising out of, or resulting from:

(i)                 subject in all instances to Section 9.1, any breach of any Seller Representations;

(ii)              subject in all instances to Section 9.1, any breach of any obligation, covenant or agreement to be performed or satisfied by any Seller Party pursuant to this Agreement, including, without limitation, any reimbursement and indemnification obligation.

Notwithstanding the foregoing or anything to the contrary set forth herein, if and to the extent the Lease (a) requires Tenant to indemnify (a “Lease Indemnity”) any Purchaser Indemnified Parties from and against any Damages for which the Seller Parties are otherwise obligated to indemnify such Purchaser Indemnified Parties pursuant to the indemnity set forth above in this Section 9.2(a) (the “Seller Party Indemnity”), and/or (b) the Lease expressly requires Tenant to bear all liability, responsibility, and remedial obligations for any Damages for which the Seller Parties are otherwise obligated to indemnify such Purchaser Indemnified Parties pursuant to the Seller Party Indemnity, then the applicable provisions of the Lease shall control and such Purchaser Indemnified Parties shall be prohibited from pursuing any remedies under the Seller Party Indemnity in connection with such Damages, but only for so long as Tenant diligently pursues the payment, cure or other remedy of such Damages in accordance with the Lease, it being agreed that Tenant’s failure to diligently pursue the payment, cure or other remedy of such Damages in accordance with the Lease shall entitle such Purchaser Indemnified Parties to pursue all rights and remedies available to it hereunder (so long as, with respect to a breach of any Seller Representations, a claim therefor was made prior to the expiration of the applicable Survival Period).

(b)               From and after the Closing, Purchaser shall indemnify, save and hold harmless the Seller Parties and their respective Affiliates, and their respective agents, trustees, shareholders, partners, members, directors, officers, employees, agents and representatives, and the heirs, legal representatives, successors and assigns of each of the foregoing (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred by or asserted against any Seller Indemnified Parties in connection with, arising out of, or resulting from:

(i)                 subject in all instances to Section 9.1, any breach of any Purchaser Representations; or

(ii)              any breach of any obligation, covenant or agreement to be performed or satisfied by Purchaser pursuant to this Agreement, including, without limitation, any reimbursement and indemnification obligation.

Section 9.3            Procedure for Claims between Parties. If a claim for Damages is to be made by a Purchaser Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) entitled to indemnification hereunder, such party shall give written notice describing the claim in reasonable detail and, to the extent then ascertainable, the monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article 9.  Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

Section 9.4            Defense of Third Party Claims.(a) If any Legal Proceeding is initiated against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this Article 9 may be sought, Notice thereof, together with copies of all notices and communication relating to such Third Party Claim, shall be given to the Indemnifying Party as promptly as practicable.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

(b)               If it so elects to do so, the Indemnifying Party shall be entitled to:

(i)                 take control of the defense and investigation of such Third Party Claim if the Indemnifying Party by written notice to the Indemnified Party;

(ii)              employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such Legal Proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has reasonably concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or that there exists a conflict of interest, in which event such Indemnified Party shall be entitled to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party); and

(iii)            compromise or settle such Third Party Claim, which compromise or settlement shall be made (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim, without any admission of wrongdoing of any nature whatsoever to or by such Indemnified Party, and provides only for monetary damages that will be paid in full by the Indemnifying Party.

(c)               If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall reasonably cooperate with each other in any notifications to insurers.

(d)               If the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to undertake the defense, compromise or settlement of such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)               If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

Section 9.5            Limitations on Indemnity. No Purchaser Indemnified Party shall seek, or be entitled to, indemnification from any of the Seller Parties pursuant to Section 9.2(a)(i) (other than with respect to a breach of any Fundamental Representations) unless the aggregate claims for Damages of the Purchaser Indemnified Parties for which indemnification is sought pursuant to Section 9.2(a)(i) (other than with respect to a breach of any Fundamental Representation) exceed one million dollars ($1,000,000), in which event the Sellers shall be liable for all such Damages including such initial one million dollars ($1,000,000). Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties’ aggregate recovery against the Seller Parties in connection with claims made pursuant to Section 9.2(a)(i) (other than with respect to a breach of any Fundamental Representations) shall not exceed thirty million dollars ($30,000,000); provided, however, notwithstanding anything to the contrary herein, in no event and under no circumstances shall the foregoing be interpreted as a limit on Tenant’s liability for any matters under the Lease.

Section 9.6            Exclusive Remedy. After the Closing, except with respect to actual fraud, the indemnities provided in this Article 9 shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy pursuant to Section 10.10 to require a party to perform its obligations under this Agreement.

Article 10

GENERAL PROVISIONS

Section 10.1        Amendment. No provision of this Agreement or of any document or instrument entered into, given or made pursuant to this Agreement may be amended, changed, waived, discharged or terminated, except by an instrument in writing, signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought.

Section 10.2        Time of Essence. Time is of the essence with respect to each date and each time set forth in this Agreement.

Section 10.3        Entire Agreement. This Agreement and other documents delivered at the Closing set forth the entire agreement and understanding of the parties in respect of the transactions contemplated by this Agreement, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof (including, without limitation, the terms and conditions of that certain Binding Term Sheet, dated March 27, 2020, by and between GLPI and Seller Parent (the “Binding Term Sheet”), applicable to the Tropicana Transaction, Tropicana Property and the Tropicana Business (as such terms are defined in the Binding Term Sheet)). No representation, promise, inducement or statement of intention has been made by any Seller Party or Purchaser that is not embodied in this Agreement, or in the attached Exhibits or the written certificates, schedules or instruments of assignment or conveyance delivered pursuant to this Agreement, and neither Purchaser nor any Seller Party shall be bound by or liable for any alleged representations, promise, inducement or statement of intention not therein so set forth.

Section 10.4        No Waiver. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder shall constitute a waiver of any party’s right to demand strict compliance with the terms of this Agreement.

Section 10.5        Counterparts. This Agreement, any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto may be executed in two or more counterparts, and, when so executed, will have the same force and effect as though all signatures appeared on a single document. Any signature page of this Agreement or of such an amendment, supplement, document or instrument may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages.

Section 10.6        Costs and Attorneys’ Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby or thereby (including, without limitation, the enforcement of any obligation to indemnify, defend or hold harmless provided for herein or therein), or because of an alleged dispute, default, or misrepresentation in connection with any of the provisions of this Agreement or of such document or instrument, the successful or prevailing party shall be entitled to recover actual attorneys’ fees, charges and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

Section 10.7        Payments. Except as otherwise provided herein, payment of all amounts required by the terms of this Agreement shall be made in the United States and in immediately available funds of the United States of America that, at the time of payment, is accepted for the payment of all public and private obligations and debts.

Section 10.8        Parties in Interest. The rights and obligations of the parties hereto shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and the legal representatives of their respective estates. Nothing in this Agreement is intended to confer any right or remedy under this Agreement on any Person other than the parties to this Agreement and their respective successors and permitted assigns, or to relieve or discharge the obligation or liability of any Person to any party to this Agreement or to give any Person any right of subrogation or action over or against any party to this Agreement.

Section 10.9        Jurisdiction; Applicable Law, Waiver of Trial by Jury.

(a)               Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law rules and principles of that state.

(b)               Jurisdiction. Purchaser and the Seller Parties hereby irrevocably:

(i)                 submit to the exclusive jurisdiction of either the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process as required by law, shall be necessary in order to confer jurisdiction upon a party in any such court; and

(ii)              waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that either Purchaser or any Seller Party is not subject personally to the jurisdiction of the above-named courts, that Purchaser’s or any Seller Party’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable Legal Requirements, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any Seller Party, Purchaser or their successors or assigns are entitled pursuant to the final judgment of any court having jurisdiction.

(c)               Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY ANY OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF THE PARTIES HEREUNDER.

(d)               The provisions of this Section 10.9 shall survive the Closing of this Agreement.

Section 10.10    Equitable Relief(a). The parties hereto agree that irreparable damage would occur in the event that any of the covenants in this Agreement are not performed in accordance with their specific terms or were otherwise breached and the parties may bring an action for specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedies, including damages to extent provided for herein, that any party hereto may have under applicable Legal Requirements.

Section 10.11    No Punitive or Consequential Damages. For the avoidance of doubt, in the event this Agreement is terminated, under no circumstances shall a party hereto be liable to any other party hereto for any punitive damages, lost profits, diminution in value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other unforeseen damages. In no event shall any multiples or similar valuation methodology (whether based on “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar items) be used in calculating the amount of any damages.

Section 10.12    Construction of Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Headings at the beginning of sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement. When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, the masculine gender shall include the feminine and neuter genders, and vice versa. As used in this Agreement, the term “Seller” shall include the respective permitted successors and assigns of Seller, the term “Seller Parent” shall include the respective permitted successors and assigns of Seller Parent, and the term “Purchaser” shall include the permitted successors and assigns of Purchaser, if any. All times refer to the time in New York, New York.

Section 10.13    Severability. If any term or provision of this Agreement is determined to be illegal, unconscionable or unenforceable, all of the other terms, provisions and sections hereof will nevertheless remain effective and be in force to the fullest extent permitted by law.

Section 10.14    Submission of Agreement. No agreement with respect to the purchase and sale of the Membership Interests shall exist, and this writing shall have no binding force or effect, until this Agreement shall have been executed and delivered by Purchaser and by the Seller Parties.

Section 10.15    Cooperation. Each Purchaser Party and each Seller Party shall cooperate with the other parties to carry out the purposes of this Agreement (provided that such cooperation shall not require either party to expend any sum not otherwise required pursuant to the other provisions of this Agreement). In addition, each Purchaser Party agrees to cooperate with the Seller Parties, their Affiliates and their respective representatives following Closing in connection with any litigation or proceedings with respect to the Property, any Tax audit, examination or challenge or similar proceeding, said cooperation to be at no material cost or expense to such Purchaser Party. This Section 10.15 shall survive the Closing.

Section 10.16    Confidentiality; Public Announcement.

(a)               Confidentiality. Each Seller Party and each Purchaser Party each hereby agrees that the material terms and provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Property (or any portion thereof), the Purchaser Parties and the Seller Parties shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto or such party’s Affiliates), without the written consent of the Purchaser Parties or Seller Parent, as applicable. The obligations of the parties hereunder shall not apply to: (a) the extent that the disclosure of information otherwise determined to be confidential is required by applicable Legal Requirements, or by any regulations or securities exchange listing rules applicable to such party or its Affiliates; provided that (i) prior to disclosing such confidential information, such disclosing party shall notify the other party thereof, which notice shall include the basis upon which such disclosing party believes the information is required to be disclosed; and (ii) such disclosing party shall, if requested by the other party, provide reasonable cooperation with the other party to protect the continued confidentiality thereof; (b) the disclosure of confidential information to any of any Purchaser Party’s or any Seller Party’s Affiliates and their respective officers, employees, directors, agents, investors, rating agencies, accountants, attorneys and other consultants, financial advisors, other professional advisors, shareholders, investors and lenders (both actual and potential) who agree to hold confidential such information substantially in accordance with this Section 10.16 or who are otherwise bound by a duty of confidentiality to such party; and (c) such disclosures as may be contained in Section 10.16(b) hereof.

(b)               Seller Parent and Purchaser shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and shall provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Legal Requirements (including without limitation the Securities Act, the Exchange Act and any Gaming Laws) or any listing agreement with, or the rules and regulations of, the NASDAQ Stock Market or the Financial Industry Regulatory Authority. Notwithstanding anything to the contrary herein, Purchaser and Seller Parent or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Purchaser and Seller Parent and do not reveal non-public information regarding any Purchaser Party or any Seller Party.

(c)               This Section 10.16 shall survive the Closing.

Section 10.17    Assignments. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned, transferred or conveyed, directly or indirectly, by operation of law (including, without limitation, by merger or consolidation) or otherwise (each, a “Transfer”) by such party without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any Transfer in violation of this Section 10.17 shall be void.

Section 10.18    No Recording or Notice of Pendency. The parties hereto agree that neither this Agreement nor any memorandum hereof shall be recorded, except as required in connection with Purchaser’s pursuit of specific performance pursuant to Section 10.10. This Section 10.18 shall survive the Closing.

Section 10.19    No Third Party Beneficiary. It is specifically understood and agreed that no Person shall be a third party beneficiary under this Agreement, and that none of the provisions of this Agreement shall be for the benefit of or be enforceable by anyone other than the parties hereto, and that only the parties hereto and their permitted assignees shall have rights hereunder.

Section 10.20    Successors and Assigns. Subject to the foregoing limitations, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of each Seller Party and each Purchaser Party.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, Purchaser, Assignee, Seller and Seller Parent have caused this Agreement to be executed as of the day and year first written above.

SELLER:

TROPICANA LAS VEGAS, INC., a Nevada
corporation

By:	/s/ Jay A. Snowden
Name: Jay A. Snowden
Title: President, Secretary and Treasurer

SELLER PARENT:

PENN NATIONAL GAMING, INC., a
Pennsylvania corporation

By:	/s/ Jay A. Snowden
Name: Jay A. Snowden
Title: President and Chief Executive Officer

PURCHASER:

GLP Capital, L.P., a Pennsylvania limited
partnership

By:	/s/ Brandon J. Moore
Name: Brandon J. Moore
Title: SVP, General Counsel and Secretary

GOLD MERGER SUB, LLC, a Delaware limited
liability company

By:	/s/ Brandon J. Moore
Name: Brandon J. Moore
Title: Vice President and Secretary

[Signature Page to Purchase Agreement]

PA MEADOWS, LLC, a Delaware limited liability
company

By:	/s/ Brandon J. Moore
Name: Brandon J. Moore
Title: Vice President & Secretary

ASSIGNEE:

TROPICANA LV LLC, a Delaware limited liability
company

By:	/s/ Brandon J. Moore
Name: Brandon J. Moore
Title: SVP, General Counsel and Secretary

GLPI:

GAMING AND LEISURE PROPERTIES, INC., a
Pennsylvania corporation
(solely for the purposes of Section 7.4)

By:	/s/ Brandon J. Moore
Name: Brandon J. Moore
Title: SVP, General Counsel & Secretary

[Signature Page to Purchase Agreement]